Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - US High
Yield   (PRU-AA-HY)
BlackRock Secured Credit Portfolio   (BR-MSB)
BlackRock High Yield Portfolio of BlackRock Series Fund,
Inc   (BVA-HI)
BlackRock Senior High Income Fund, Inc.  (ARK)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock Corporate High Yield Fund III, Inc.   (CYE)
BlackRock Debt Strategies Fund, Inc.   (DSU)
BlackRock Multi-Asset Income - High Yield Portfolio
(BR-INC-HY)
BlackRock Corporate High Yield Fund VI, Inc.   (HYT)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock Corporate High Yield Fund, Inc.   (COY)
BlackRock High Yield Trust   (BHY)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock Corporate High Yield Fund V, Inc.   (HYV)
BlackRock Credit Allocation Income Trust IV (Preferred
Sleeve)   (BTZ-PREF)
BlackRock Funds II, High Yield Bond Portfolio   (BR-HIYLD)
BlackRock High Income Shares   (HIS)
BlackRock Strategic Bond Trust   (BHD)
BlackRock Core Bond Trust   (BHK)
BlackRock Income Opportunity Trust   (BNA-USD)
BlackRock Funds, BlackRock Global Long/Short Credit Fund  (BR-GC)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
12-18-2012

Security Type:
BND/CORP

Issuer
IAC/InterActiveCorp  (2022)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, BNP Paribas Securities
Corp, Goldman, Sachs & Co., J.P. Morgan
Securities LLC, PNC Capital Markets LLC,
RBC Capital Markets LLC.



Transaction Details

Date of Purchase
12-18-2012

Purchase
Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
1.25

1.	Aggregate Principal Amount
Purchased (a+b)
$30,000,000

a.US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$17,278,000

b.Other BlackRock Clients
$12,722,000

2.	Aggregate Principal Amount of Offering
$500,000,000


Fund Ratio
[Divide Sum of #1 by #2] Must be less than 0.25
(unless securities are Government Securities)
0.06

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                      Date: 12-20-2012
Global Syndicate Team Member




Approved by:
Yesenia Peluso                       Date: 12-20-2012
Senior Global Syndicate Team Member